Exhibit 10.58

Summary of Compensation for Executive Officers

PC Connection, Inc.’s (the “Company’s”) executive officers consist of: (i) Patricia Gallup, President, Chief Executive Officer, and Chairman; (ii) Robert Wilkins, Executive Vice President; (iii) Bradley G. Mousseau, Vice President of Human Resources; and (iv) Jack L. Ferguson, Treasurer and Interim Chief Financial Officer. In addition, Mark A. Gavin, our former Senior Vice President and Chief Financial Officer resigned from the Company on October 21, 2004.

The Compensation Committee annually sets the compensation of the Chief Executive Officer. The Compensation Committee also reviews the recommendations of the Chief Executive Officer regarding the compensation of the Company’s other executive officers. The Compensation Committee seeks to achieve three broad goals in connection with the Company’s compensation philosophy and decisions regarding compensation. First, the Company is committed to providing executive compensation designed to attract, retain, and motivate executives who contribute to the long-term success of the Company and are capable of leading the Company in achieving its business objectives in the competitive and rapidly changing industry in which the Company operates. Second, the Company wants to reward executives for the achievement of business objectives of the Company and/or the individual executive’s particular area of responsibility. By tying compensation in part to achievement, the Company believes that a performance-oriented environment is created for the Company’s executives. Finally, compensation is intended to provide executives with an equity interest in the Company so as to link a meaningful portion of the compensation of the Company’s executives with the performance of the Company’s Common Stock.

Each executive’s total compensation depends upon the executive’s performance against specific objectives. These objectives include both quantitative factors related to the Company’s short-term financial objectives and qualitative factors such as (a) demonstrated leadership ability, (b) management development, (c) compliance with Company policies, and (d) anticipation of and response to changing market and economic conditions, to enhance the Company’s ability to operate profitably. Compensation for the Company’s executives generally consists of three elements:

•	salary—levels are generally set by reviewing compensation for competitive positions in the market and considering the executive’s level of responsibility, qualifications, and experience, as well as the Company’s financial performance and the individual’s performance;

•	bonus—amounts are generally based on achievement of the Company’s performance goals in any given year; and

•	stock option grants—options provide long-term incentives to promote and identify long-term interests between the Company’s employees and its stockholders and to assist in the retention of executives.

There were no stock options granted in 2004. The following table sets forth certain compensation information for 2004 and 2005 for our Chief Executive Officer and the three other most highly compensated executive officers of the Company, and one other executive officer who ceased serving as an executive officer during part of 2004:

		Salary($)		Bonus($)
Patricia Gallup President, Chief Executive Officer, and Chairman	2004 2005	430,000 430,000		—

Robert Wilkins Executive Vice President	2004 2005	403,462 415,000		—

Mark A. Gavin (1) Senior Vice President of Finance and Chief Financial Officer	2004 2005	260,000 n/a		— n/a

Bradley G. Mousseau Vice President of Human Resources	2004 2005	190,480 200,000		30,000

Jack L. Ferguson (2) Treasurer and Interim Chief Financial Officer	2004 2005	153,250 260,750	(3)	9,800

(1)	In connection with his resignation, Mr. Gavin was paid an additional $12,000 for vacation pay.

(2)	Upon Mr. Gavin’s resignation, Mr. Ferguson was appointed Chief Financial Officer on an interim basis.

(3)	Mr. Ferguson’s 2004 salary reflects an additional amount of $22,500 for the period during which he served as Interim Chief Financial Officer.